Exhibit 1

AMENDED AND RESTATED PLACEMENT AGENT AND ADVISORY

SERVICES AGREEMENT

This Amended and Restated Placement Agent and Advisory Services Agreement (this “Agreement”) is made as of December 13, 2016 (the “Effective Date”), by and between Sagoon, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and Boustead Securities, LLC, a California limited liability company (“BSL”). BSL and the Company agree as follows:

1.	Engagement of BSL: The Company hereby engages BSL, and BSL hereby accepts such engagement, to act as:

(a)	the Company’s placement agent, on an exclusive basis, with respect to finding investors (the “Investors”) for one or more offerings of the Company’s securities (including placements of the Company’s debt) in a transaction or transactions exempt from registration under the Securities Act of 1933, as amended, and in compliance with the applicable laws and regulations of any jurisdiction in which securities are sold under this Agreement (each, a “Financing”); and

(b)	the Company’s advisor, on an exclusive basis, in identifying and introducing prospective parties to an acquisition, merger, joint venture or any other similar transaction or relationship, directly or indirectly, involving the Company (an “M&A Transaction”).

The Company acknowledges and agrees that BSL’s obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by BSL to purchase any securities and does not ensure the successful placement of any securities or any portion thereof or the success of BSL with respect to securing any other Financing on behalf of the Company. BSL will act solely as a broker with respect to identifying and negotiating with potential investors in a Financing. BSL will not act as an underwriter in any Financing.

2.	BSL’s Compensation: The Company hereby agrees to pay BSL fees in such amount and upon such terms and conditions contained herein upon the successful completion of a Financing as follows:

Due Diligence and Marketing Services Fees. The Company shall pay to BSL a series of cash advances against out-of-pocket accountable expenses BSL anticipates to incur. These cash advances include (i) a cash advance of $20,000 to cover due diligence expenses within ten (10) business days of the Effective Date; and (ii) a cash advance of $15,000 per month for five (5) months to cover marketing services expenses commencing ninety (90) days after the Effective Date. Any cash advances made to BSL from the Company shall be reimbursed to the Company to the extent these costs are not actually incurred. Such a reimbursement shall be made promptly upon submission by the Company of an appropriate invoice on a 30-day net basis to BSL.

Success Fees. The Company will pay BSL a Success Fee, as described below, when the Company closes on a Financing or an M&A Transaction during the Term (as hereinafter defined) of this Agreement or during an eighteen-month period thereafter.

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Computation and Payment of Success Fees.

(i) Financings. For each Financing closed, the Success Fee will be (a) a cash fee equal to seven percent (7%) of gross proceeds raised in any Financing.

The Success Fee will be due and payable upon the closing of each Financing and will be payable directly to BSL from the escrow established for such closing or in such other manner as may be acceptable to BSL. Immediately prior to closing of a Financing, the Company will sign a payment authorization letter, in a form to be prepared at the sole discretion of BSL, irrevocably instructing the Financing source or escrow agent to deduct the Success Fees due to BSL from the Financing and remit those Success Fees directly to BSL.

If, during the Term of this Agreement, the Company enters into an agreement with respect to, or consummates, any transaction or series or combination of transactions, whereby, directly or indirectly, control of or an interest in the Company or any of its business, or an amount of any of their respective assets, is transferred, including, without limitation, a sale or exchange of capital stock or assets, a merger or consolidation, business combination, a tender or exchange offer, recapitalization, a leveraged or management buy-out, joint venture, minority investment or partnership or similar transaction, then the Company shall pay to BSL upon the closing of such transaction a fee equal to five percent (5%) of the Transaction Value of such transaction, which shall include (i) the total amount of indebtedness for borrowed funds, capitalized lease obligations and non-trade liabilities of the Company that are either assumed by the acquirer, redeemed or otherwise satisfied in connection with the transaction, or which remain outstanding after the transaction is consummated; (ii) the fair market value of any assets excluded from the transaction; (iii) the fair market value of any ownership interests which are retained by the Company’s shareholders or which remain outstanding after the transaction is consummated; (iv) the value of any consulting, non-compete or similar agreements; and (iv) the amount of any contingent payments, including, without limitation, earn-outs, payable in connection with the transaction.

(ii) M&A Transactions. For each M&A Transaction, the Success Fee will be a fee in the same form of consideration paid or received by the Company equal to the following schedule of the Total Consideration (as defined below) with respect to such M&A Transaction:

5% of the first $5,000,000 of Total Consideration, or any part; plus,

4% of the second $5,000,000 of Total Consideration, or any part; plus,

3% of the third $5,000,000 of Total Consideration, or any part; plus,

2% of the next $5,000,000 of Total Consideration, or any part; plus,

1% of the balance of the Total Consideration.

As used herein. “Total Consideration” means, with respect to any M&A Transaction, the total value of all cash, securities, or other property paid or received, directly or indirectly, by the Company or its owners (at closing or in the future) in connection with such M&A Transaction, including (without limitation) in respect of (i) the assumption (by contract, operation of law or otherwise) of any indebtedness or (ii) consulting, non-compete or similar agreements.

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3.	Certain Matters Relating to BSL’s Duties:

(a)	BSL shall (i) assist the Company in the preparation of information documents to be shared with potential Investors (ii) identify and screen potential Investors, and (iii) perform other related duties.

(b)	BSL shall perform its duties under this Agreement in a manner consistent with the instructions of the Company. Such performance shall include the delivery of information to potential interested parties, conducting due diligence, and leading discussions with potential Investors.

(c)	BSL represents and warrants that it has obtained all licenses, permits and registrations necessary to provide the services hereunder. In addition, BSL agrees to conduct the Financing in accordance with any additional restrictions that the Company indicates in writing to BSL are necessary or desirable in order to ensure compliance with all such securities laws and other applicable legal and regulatory requirements and any policy of the Company or any of its affiliates. BSL agrees to provide each Investor solicited by it with a copy of the Offering Materials prior to such investor’s purchase of any securities and to keep an accurate record of all offerees to whom it has provided Offering Materials. BSL acknowledges and agrees that the Company may instruct BSL to suspend the solicitation of prospective purchasers of securities at any time, if the Company indicates in writing to BSL that such suspension is necessary or desirable for legal or regulatory reasons.

(d)	BSL is and will hereafter act as an independent contractor and not as an employee of the Company and nothing in this Agreement shall be interpreted or construed to create any employment, partnership, joint venture, or other relationship between BSL and the Company. BSL will not hold itself out as having, and will not state to any person that BSL has, any relationship with the Company other than as an independent contractor. BSL shall have no right or power to find or create any liability or obligation for or in the name of the Company or to sign any documents on behalf of the Company.

(e)	In the event the Company agrees to the terms of a Financing or M&A Transaction during the term of this Agreement, the Company will provide BSL with the right of first refusal to be the Company’s exclusive Placement Agent and Financial Advisor for a period of twelve months (12) months from the end of the Term.

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4.	Certain Matters Relating to Company’s Duties:

(a)	The Company shall promptly provide BSL with all relevant information about the Company (to the extent available to the Company in the case of parties other than the Company) that shall be reasonably requested or required by BSL, which information shall be complete and accurate in all material respects at the time furnished.

(b)	The Company will furnish to BSL offering materials (which, together with the appendices and exhibits thereto and any amendments or supplements thereto, is herein referred to as the “Offering Materials”) relating to the Financing.

(c)	The Company recognizes that in order for BSL to perform properly its obligations in a professional manner, it is necessary that BSL be informed of and, to the extent practicable, participate in meetings and discussions between the Company and any third party, including, without limitation, any prospective purchaser of the Company’s securities, relating to the matters covered by the terms of BSL’s engagement.

(d)	The Company agrees that any report or opinion, oral or written, delivered to it by BSL is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person without BSL’s prior written consent, except as may be required by applicable law or regulation.

(e)	The Company represents and warrants that: (i) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms; and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of the Company’s certificate of incorporation or by-laws. Further, this Agreement and the transactions contemplated herein shall not conflict with or result in the breach of any agreement to which the Company is a party at the time the transactions contemplated herein are consummated.

5.	Term; Termination of Agreement. The initial term of this Agreement shall be from the Effective Date through the first anniversary thereof (the “Initial Term”). After the Initial Term, the term of this Agreement will automatically be extended for an additional successive one-year periods unless either party provides written notice to the other party of its intent not to so extend the term at least 30 days before the expiration of the then current term. Either party may terminate this Agreement prior to its expiration by notifying the other party in writing upon a material breach by that other party, unless such breach is curable and is in fact cured within fifteen (15) days after such notice. Notwithstanding the foregoing, all provisions of this Agreement (including Exhibit A hereto) other than Sections 1, 2, 3, 4 (a) and (b), and 12 shall survive the termination or expiration of this Agreement. BSL shall receive reimbursement for out-of-pocket accountable, bona fide expenses actually incurred by BSL.

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Except as otherwise specifically provided for herein, the Company shall have no liability to BSL should the Company terminate this Agreement prior to the completion of a Financing.

6.	Indemnification. The indemnification provisions set forth in Exhibit A hereto are incorporated by reference and are a part of this Agreement.

7.	Notices. Any notice required shall be in writing and may be delivered by hand, e-mail, fax or first class mail to the following addresses (or at such other email, fax number or address as shall hereafter be specified by such party by like notice):

(a)	If to the Company, to:

Govinda Giri, CEO

Sagoon Inc.

1980 Teasel Ct

Woodbridge, VA 22192

Telephone Numbers: (703) 762-6560

E-mail: govindagiri@sagoon.com

(b)	If to BSL, to:

Keith Moore, CEO

Boustead Securities, LLC

898 N. Sepulveda, Suite 475

El Segundo, CA 90245

Telephone Number: (949) 295-1580

Fax Number: (815) 301-8099

E-mail: keith@boustead1828.com

Notices shall be deemed to have been given contemporaneously in the case of fax or e-mail. Notices given by first class mail shall be deemed to have been given seven days after mailing. Evidence that the notice was properly addressed, stamped and mailed shall be prima facie evidence of mailing.

8.	Company to Control Transactions. The terms and conditions under which the Company would enter into a Financing or M&A Transaction shall be at the sole discretion of the Company. Nothing in this Agreement shall obligate the Company to actually consummate a Financing. The Company may terminate any negotiations or discussions at any time and reserves the right not to proceed with a Financing or M&A Transaction.

9.	Confidentiality of Company Information. BSL, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (1) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts and (2) all confidential technology of the Company. In furtherance of the foregoing, BSL agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form or media, any of the confidential technology of the Company. The foregoing is not intended to preclude BSL from utilizing, subject to the terms and conditions of this Agreement, the Financing or offering memorandum and/or other documents prepared or approved by the Company. Further, the Company must approve the Financing or offering memorandum, being prepared by BSL, before it is mailed to prospective Investors.

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All communications regarding any possible transactions, requests for due diligence or other information, requests for facility tours, product demonstrations or management meetings, will be submitted or directed to the Company, and BSL shall not contact any employees, customers, suppliers or contractors of the Company or its affiliates without express permission. Nothing in this Agreement shall constitute a grant of authority to BSL or any representatives thereof to remove, examine or copy any particular document or types of information regarding the Company, and the Company shall retain control over the particular documents or items to be provided, examined or copied. If a Financing or M&A Transaction is not consummated, or if at any time the Company so requests, BSL and its representatives will return to the Company all copies of information regarding the Company in their possession.

The provisions of this Section shall survive any termination of this Agreement.

10.	Press Releases, Etc. The Company shall control all press releases or announcements to the public, the media or the industry regarding any Financing or business relationship involving the Company or its affiliates. Except for communication to Investors in furtherance of this Agreement, BSL will not disclose the fact that discussions or negotiations are taking place concerning a possible Financing involving the Company, or the status or terms and conditions thereof.

11.	Due Diligence: Neither the Company, nor any of its directors, officers or stockholders, should, in any way rely on BSL to perform any due diligence with respect to the Company. It is expressly understood and agreed that the Investors will conduct their own due diligence on the Company and the opportunity.

12.	Non-Accountable Expenses. BSL shall have a non-accountable expense allowance that will not exceed 1.425% of the proceeds of the Financing or M&A Transaction. This means that Company will reimburse BSL for certain expenses that BSL incurs in performing its duties under this agreement. Such expenses could include state “Blue Sky” fees, legal fees, printing costs, travel costs, mailing, couriers, and personal background checks. Such expenses shall be reimbursed within thirty (30) days of submission of BSL’s invoice with appropriate support to the Company.

13.	Compliance with Laws. BSL represents and warrants that it shall conduct itself in compliance with applicable federal and state laws. BSL represents that it is not a party to any other Agreement, which would conflict with or interfere with the terms and conditions of this Agreement.

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14.	Assignment Permissable. BSL reserves the right to assign a portion of this Agreement to one or more sub-agents with respect to any Financing or M&A Transaction, subject to applicable law and the prior written consent of the Company. Any approved sub-agent shall be paid a portion of Success Fees as may be determined by BSL and in accordance with applicable law. The Company does acknowledge that BSL may pay other consultants or agents in connection with the Financing(s) or M&A Transaction.

15.	Amendments. Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

16.	Governing Law; Dispute Resolution. This Agreement shall be deemed to have been made in the State of California and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of California, without regard to the conflicts of laws rules of such jurisdiction. Any controversy or claim relating to or arising from this Agreement (an “Arbitrable Dispute”) shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the Judicial Arbitration and Mediation Services (the “JAMS”) as such rules may be modified herein or as otherwise agreed by the parties in controversy. The forum for arbitration shall be Orange County, California. Following thirty (30) days’ notice by any party of intention to invoke arbitration, any Arbitrable Dispute arising under this Agreement and not mutually resolved within such thirty (30) day period shall be determined by a single arbitrator upon which the parties agree.

17.	Waiver. Neither BSL’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by BSL or the Company of any of their respective rights or privileges under this Agreement.

18.	Severability. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

19.	Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, electronic copy, or PDF signature pages, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

20.	Entire Agreement. This Agreement (together with Exhibit A hereto) constitutes the entire agreement between the Company and BSL. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein and shall be of no further force or effect.

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Boustead Securities, LLC (“BSL”)

By:	/s/ Keith Moore
Keith Moore
Title:	CEO

Sagoon, Inc. (the “Company”)

By:	/s/ Govinda Giri
Govinda Giri
Title:	CEO

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EXHIBIT A

Indemnification

The Company agrees that it shall indemnify and hold harmless, BSL, its members, managers, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an “Indemnified Party”), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party with respect to, caused by, or otherwise arising out of any transaction contemplated by this Agreement or BSL’s performing the services contemplated hereunder; provided, however, the Company will not be liable to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from BSL’s gross negligence or bad faith in performing such services.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and BSL on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and BSL on the other, but also the relative fault of the Company and BSL; provided, however, in no event shall the aggregate contribution of BSL and/or any Indemnified Party be in excess of the net compensation actually received by BSL and/or such Indemnified Party pursuant to this Agreement.

The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

In the event any Indemnified Party shall incur any expenses covered by this Exhibit A, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party’s delivery to the Company of an invoice therefor, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company’s receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of BSL’s engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company’s business or assets.

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